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                   [LETTERHEAD OF GEORGESON & COMPANY INC.]

NEWS RELEASE

Wall Street Plaza
New York, NY 10005
212-440-9800
FAX 212-440-9009
________________________________________________________________________________

From:   INTERMEDIA COMMUNICATIONS INC.  For Release:    IMMEDIATELY
        3625 QUEEN PALM DRIVE
        TAMPA, FLORIDA  33619           Contact:        Chris Brown
                                                        Sr. Vice President
                                                        Investor Relations
                                                        (813) 829-2408


Tampa, Florida (June 11, 1997) -- Intermedia Communications Inc. ("Intermedia") announced that Daylight Acquisition Corp. (the "Purchaser"), a wholly-owned subsidiary of Intermedia, today commenced its cash tender offer for all the outstanding shares of common stock of DIGEX Incorporated, pursuant to the previously announced merger agreement with DIGEX. Under the tender offer, stockholders who tender their shares will be entitled to receive $13 in cash per share. The offer and withdrawal rights will expire at 12:00 midnight, New York City Time, on Wednesday, July 9, 1997, unless extended. Following completion of the tender offer, the Purchaser will be merged into DIGEX and any remaining stockholders will receive $13 per share in cash.

The offer is conditioned upon, among other things, there being validly tendered and not withdrawn at the expiration of the offer a majority of the then outstanding shares of DIGEX common stock on a fully diluted basis.

Bear, Stearns & Co. Inc. is the Dealer-Manager for the Offer. Georgeson & Company Inc. is the Information Agent for the Offer.

Headquartered in suburban Washington, D.C., DIGEX is a leading independent national Internet carrier focusing exclusively on business customers. DIGEX offers a comprehensive range of Internet solutions, including high-speed dedicated business Internet connectivity, corporate Web site management services and private network capacity. The DIGEX Gold Ring(SM) national fault-tolerant fiber optic Internet network, engineered utilizing Cisco Systems (NASDAQ: CSCO) Internet Operating System technology, provides highly reliable service for mission-critical Internet applications. Company news, product, and service information are available at www.digex.net.

Intermedia Communications is one of the nations fastest growing telecommunications companies. Intermedia provides integrated telecommunications solutions to business and

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government customers. These solutions include voice, data, and video; local and long distance services; and advanced access services in cities throughout the eastern U.S. Its enhanced data offerings, including frame relay, ATM, and Internet services offer seamless end-to-end service virtually anywhere in the world. Intermedia Communications is headquartered in Tampa, Florida and is traded on the NASDAQ Market under the symbol ICIX. Intermedia Communications can be found on the worldwide web at http://www.icix.net.


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